NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405


    COLUMBUS MCKINNON CORPORATION ANNOUNCES FISCAL 2000 FIRST QUARTER RESULTS
                   GROWTH CONTINUES IN CORE PRODUCTS BUSINESS

     Amherst, New York, July 27, 1999 - Columbus McKinnon Corporation (Nasdaq:CMCO), today announced financial results for the first quarter of fiscal 2000 which ended on July 4, 1999. Net sales for the first quarter of fiscal 2000 were $181.6 million, compared to net sales of $184.6 million and pro forma net sales of $183.7 million in the first quarter of fiscal 1999. Net income for the fiscal 2000 first quarter was $6.4 million, compared to fiscal 1999 first quarter net income of $6.4 million and pro forma net income of $6.3 million. Net income per share for the first quarter of fiscal 2000 met expectations at $0.45 per diluted share on 14.2 million shares, compared to fiscal 1999 first quarter net income per share of $0.44 per diluted share and pro forma net income of $0.43 per diluted share, both on 14.5 million shares.

     Columbus McKinnon's financial results reflect the effect of CM's merger with GL International on March 1, 1999, which was accounted for as a pooling of interests and resulted in a restatement of all financial results as though both companies were combined for all periods presented. Pro forma results shown for fiscal 1999 assume all acquisitions and divestitures occurred at the beginning of the periods presented.

     Timothy T. Tevens, Columbus McKinnon President and Chief Executive Officer commented, "Columbus McKinnon's first quarter results are on target and reflect increasing strength in our core Products business. Our Products segment, which currently makes up about 70% of sales, performed very well in the quarter, producing solid increases in sales and margins. (Sales up 8.0%, operating margin before amortization expense improved from 13.8% to 16.6%). Results in our Solutions-Automotive segment are still well below our internal objectives for this business, prompting us to accelerate integration activities to increase returns from this business segment."

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     COLUMBUS MCKINNON ANNOUNCES FIRST QUARTER 2000 RESULTS, PAGE TWO

     Tevens discussed the recent actions taken at its Solutions-Automotive segment, established as a result of its March 1998 acquisition of Automatic Systems, Inc. ("ASI"), formerly LICO, Inc. "We are accelerating a comprehensive program to increase synergies and continue the integration of ASI with CM," Tevens said. "In recent weeks, we have reorganized ASI's administrative management structure to improve productivity and effectiveness at lower cost; annual savings of $1 million are expected. Key business-driving project management and engineering functions have been strengthened. Over the next few months, ASI will be converted to CM's integrated computer-based business system, which will enhance both project management capabilities and management controls. We expect to begin realizing the favorable financial effect of this program soon after implementation."

     Tevens also noted that David Clark, most recently ASI's Vice President of Estimating, was named President of ASI, replacing Robert Hoehn, the former President and principal owner of ASI, who retired in July. Tevens said, "David Clark will be a strong leader for CM's Solutions-Automotive segment bringing over 20 years of industry experience with an impressive breadth of both management and technical experience including estimating, project management, sales and engineering. He is highly regarded by ASI's customers and staff and is completely aligned with our integration and business plans to increase ASI's sales and profitability."

     Tevens also commented on CM's outlook for fiscal 2000, "We are beginning to see a slight increase in sales activity in some of our Products segment lines, which combined with the results of our integration efforts, has created an increase in sales and an increase in operating income. Implementation of CM's CraneMart(TM) strategy is also continuing and we expect to begin adding independent participants during the next few quarters. In our Solutions-Automotive segment, we have recognized a strategic shift in a major customer's focus from modular assembly of small cars to the retooling of several plants to accommodate increasing demand for trucks and sport utility vehicles. These factors, combined with our recent actions at ASI, and other integration efforts that are bearing fruit, all point to another strong year for CM."

     Robert L. Montgomery, Jr., Executive Vice President and Chief Financial Officer, discussed the strength of the Company's cash flow, noting that cash flow from operating activities, normally weak in the first quarter due to interest and bonus payments, was a positive $0.23 per diluted share for

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     COLUMBUS MCKINNON ANNOUNCES FIRST QUARTER 2000 RESULTS, PAGE THREE

     the quarter, compared to a negative  $0.76 per diluted share a year ago.

     Tevens concluded by commenting on Columbus McKinnon's upcoming annual meeting scheduled for August 16,1999. "CM is currently contending with a dissident shareholder group threatening a proxy contest that is proposing an alternate slate of directors. CM's management and the Board are completely committed to increasing value for all of CM's shareholders and believe that a change in the Board's composition would be highly disruptive to our business. We are confident in our ability to continue to generate new value for CM shareholders through continued execution of our strategy and business plan, which over time has produced significant growth in sales and earnings (sales and net income have climbed at compound annual growth rates of 52% and 28% respectively since the February 1996 IPO), as well as market leadership and product line breadth, while favorably positioning CM for the future."

     Columbus McKinnon's Board of Directors also declared a regular quarterly dividend of $.07 per common share, payable on October 7, 1999 to shareholders of record on September 23, 1999.

     Columbus McKinnon Corporation is a broad-line designer, manufacturer and supplier of sophisticated material handling products and integrated material handling systems that are widely distributed to industrial and consumer markets worldwide. Those items that reflect the highest sales of Columbus McKinnon's Products segment are hoists, steel welded chain and attachments, and industrial components. Integrated material handling solutions are systems that are designed to meet specific applications of end users to increase productivity through material handling. Comprehensive information on Columbus McKinnon is available on its Web site at http://www.cmworks.com/

     This press release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission.

Page Four

                          Columbus McKinnon Corporation
                       Consolidated Financial Information

                                                     THREE MONTHS ENDED
                                          -------------------------------------

                                             7/4/99              6/28/98**
                                                           ---------------------
                                     ACTUAL AND PRO FORMA  ACTUAL    PRO FORMA *
                                     --------------------  ------    -----------
                                            (In thousands, except per share
                                                  and percentage data)

Net sales ...............................    $181,601     $184,616     $183,674
Cost of products sold ...................     134,489      137,303      136,402
                                             --------     --------     --------
Gross profit ............................      47,112       47,313       47,272
Gross profit margin .....................        25.9%        25.6%        25.7%
Selling, general and
    administrative expense ..............      22,245       22,311       22,562
                                             --------     --------     --------
Income from operations before
    amortization ........................      24,867       25,002       24,710
Amortization ............................       4,002        3,778        3,791
                                             --------     --------     --------
Income from operations ..................      20,865       21,224       20,919
Interest and other expense, net .........       8,032        8,576        8,593
                                             --------     --------     --------
Income before income taxes ..............      12,833       12,648       12,326
Income tax expense ......................       6,439        6,273        6,075
                                             --------     --------     --------
Net income ..............................    $  6,394     $  6,375     $  6,251
                                             ========     ========     ========
Average basic shares outstanding ........      13,972       14,329       14,329
Basic income per share ..................    $   0.46     $   0.44     $   0.44
Average diluted shares outstanding ......      14,194       14,538       14,538
Diluted income per share ................    $   0.45     $   0.44     $   0.43
                                             ========     ========     ========


*Pro Forma assumes that the Washington Equipment, Abell-Howe, and Camlok acquisitions and Mechanical Products divestiture occurred as of April 1, 1998 for comparative purposes instead of actual acquisition dates of April 29, 1999, August 21, 1998, and January 29, 1999 respectively, and divestiture date of August 10, 1998.

** All amounts have been restated to reflect the GL International, Inc. pooling of interests.

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Page Five

                          COLUMBUS McKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                 (In Thousands)

                                                 JULY 4, 1999     JUNE 28, 1998*
                                                --------------    --------------

ASSETS
Current assets:
    Cash and cash equivalents                      $   3,484         $    4,631
    Trade accounts receivable                        135,797            145,799
    Unbilled revenues                                 13,462             19,891
    Inventories                                      114,127            112,898
    Net assets held for sale                           8,285             10,429
    Prepaid expenses                                   9,006              7,032
                                                   ---------          ---------
             Total current assets                    284,161            300,680

Net property, plant, and equipment                    90,439             86,893
Goodwill and other intangibles, net                  356,922            366,195
Marketable securities                                 20,346             17,691
Deferred taxes on income                               5,551              8,560
Other assets                                           7,920              6,669
                                                   ---------          ---------
             Total assets                           $765,339           $786,688
                                                   =========          =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Notes payable to banks                        $    4,439         $    9,327
    Trade accounts payable                            46,175             49,272
    Excess billings                                    6,997              3,853
    Accrued liabilities                               48,084             48,597
    Current portion of long-term debt                  1,491              2,133
                                                   ---------          ---------
             Total current liabilities               107,186            113,182

Senior debt, less current portion                    226,714            251,347
Subordinated debt                                    199,534            199,468
Other non-current liabilities                         36,633             45,897
                                                   ---------          ---------
             Total liabilities                       570,067            609,894
                                                   ---------          ---------

Shareholders' equity:
    Common stock                                         147                146
    Additional paid-in capital                       105,914            100,845
    Retained earnings                                105,865             82,179
    ESOP debt guarantee                            (   9,656)         (   2,984)
    Unearned restricted stock                      (   4,200)         (     466)
    Accumulated other comprehensive loss           (   2,798)         (   2,926)
                                                   ---------          ---------
             Total shareholders' equity              195,272            176,794
                                                   ---------          ---------
             Total liabilities and shareholders'
                 equity                             $765,339           $786,688
                                                   =========          =========


* All amounts have been restated to reflect the GL International, Inc. pooling of interests.

Page Six

                COLUMBUS McKINNON CORPORATION - BUSINESS SEGMENTS
                                 (In Thousands)
                                                                              ACTUAL

                                                           SOLUTIONS -    SOLUTIONS -     ELIMINATIONS/
                                            PRODUCTS        INDUSTRIAL      AUTOMOTIVE         OTHER             CONSOLIDATED
Quarter ended 7/4/99
         Net sales                          $138,788          $13,256         $35,548         $(5,991)             $181,601
         Income from operations
              before amortization             23,087            1,117             587              76                24,867
Quarter ended 6/28/98*
         Net sales                           128,514           15,516          40,179             407               184,616
         Income from operations
              before amortization             17,749            1,625           4,666             962                25,002




                                                                           PRO FORMA **

                                                           SOLUTIONS -     SOLUTIONS -     ELIMINATIONS/
                                            PRODUCTS        INDUSTRIAL      AUTOMOTIVE         OTHER             CONSOLIDATED
Quarter ended 6/28/98*
         Net sales                          $132,913          $15,516         $40,179         $(4,934)             $183,674
         Income from operations
              before amortization             18,342            1,625           4,666              76                24,709



*All amounts have been restated to reflect the GL International, Inc. pooling of interests.

**Proforma  assumes  that the  Washington  Equipment,  Abell-Howe,  and  Camlok  acquisitions  and  Mechanical  Products divestiture occurred as of April 1, 1998 for comparative purposes instead of actual acquisition dates of April 29, 1999,
  August 21, 1998, and January 29, 1999 respectively, and divestiture date of August 10, 1998.